                                              Exhibit 99.1

FOR IMMEDIATE RELEASE
McCORMICK REPORTS FINANCIAL RESULTS FOR FIRST QUARTER AND REAFFIRMS 2014 FINANCIAL OUTLOOK
SPARKS, MD, MARCH 25, 2014 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported sales and profit results for the first quarter ended February 28, 2014 and reaffirmed its financial outlook for fiscal year 2014.

•	McCormick grew first quarter sales 6%, with solid increases in both its consumer and industrial businesses.

•	Earnings per share rose 9% to $0.62 from $0.57 in the year-ago period, led by an 11% increase in operating income.

•	For fiscal year 2014, the company reaffirmed its plans to grow sales 3% to 5% and report earnings per share in a $3.22 to $3.29 range.

Chairman's Remarks
Alan D. Wilson, Chairman, President and CEO, commented, “Our first quarter result was a great start to 2014 with higher sales, a profit result that was ahead of our initial outlook, and strong cash flow. McCormick's leadership position in growing categories, employee engagement around the world, and focus on performance are driving these results and have us well-positioned for further success.
"Key elements of our consumer business growth strategy include brand building, scalable innovation and expansion of our geographic footprint. With progress in each of these areas, we grew consumer business sales and operating income 8% in the first quarter. We invested an additional $7 million of brand marketing during the quarter to connect with consumers through digital marketing and other media and to support our launch of innovative new products around the world. From our strength in the coastal region, we expanded our geographic footprint into central China with the acquisition of WAPC in mid-2013, which contributed significantly to consumer business sales this period. In the U.S. consumer business, we are seeing early indications of effectiveness with actions underway to accelerate innovation, increase brand marketing support and develop more effective category leadership with retail customers. Our industrial business grew sales 4% in the first quarter of 2014, building on a recovery that began in the previous quarter. In the U.S., growth in sales to food and beverage companies more than offset weaker demand from quick service restaurants. In international markets, we had continued strength in industrial sales and profit growth in our Europe, Middle East and Africa (EMEA) region and improved results in China. Operating income for our industrial business increased 24% in the first quarter, reversing a significant decline in the year-ago period.
"For the total company, we grew operating income 11% and earnings per share 9% from the year-ago period, as a result of higher sales, a favorable business mix, our Comprehensive Continuous Improvement (CCI) program and diligent cost management. Cash flow from operations rose $45 million from the year-ago period. We are committed to returning a portion of cash to McCormick shareholders, and exceeded $100 million used for dividends and share repurchases in the first quarter."

First Quarter 2014 Results
McCormick’s first quarter sales rose 6% from the year-ago period and in local currency the increase was 8%. The acquisition of WAPC, completed in May 2013, contributed 4% to this growth rate. Pricing actions and higher volume and product mix, largely accounted for the other half of this sales increase. The company grew sales in both its consumer and industrial businesses through product innovation, brand building and expanded distribution. In the first quarter, the rate of sales increase in international markets was particularly strong.
Cost savings from the company's CCI program, as well as a favorable mix of business, improved gross profit margin, which rose to 39.4% from 38.7% in the year-ago period. The company increased operating income 11% to $125 million in the first quarter of 2014. Higher sales and improved gross profit margin more than offset a $7 million increase in brand marketing this period. Earnings per share rose 9% to $0.62 in the first quarter of 2014 from $0.57 in the year-ago period, with the strong increase in operating income, offset in part by the unfavorable impact of a higher tax rate. Net cash provided by operating activities rose $45 million from the year-ago period, primarily as a result of lower retirement plan contributions.
2014 Financial Outlook
McCormick reaffirmed its financial outlook for 2014. The company anticipates growing sales 3% to 5% in local currency, which includes an incremental impact of the WAPC acquisition in the first half of the year. In addition, the company expects unfavorable foreign currency exchange rates to reduce sales by 1% in 2014, based on prevailing rates. Plans are underway to invest at least $25 million in increased brand marketing support to drive sales of new products, as well as core items. Following a $7 million increase in brand marketing support during the first quarter of 2014, the company anticipates increasing its spending by at least the same amount in the second quarter. These investments, in brand building and innovation, are funded in part by McCormick's CCI program which is expected to deliver at least $45 million of cost savings in 2014.
The company reaffirmed projected 2014 earnings per share of $3.22 to $3.29. In this projection, higher sales, a favorable mix of business and CCI cost savings are expected to more than offset a significantly higher tax rate and an estimated $0.01 per share of special charges. In the second quarter of 2014, the company expects earnings per share to increase only slightly from the year-ago period as a result of several factors, including higher brand marketing support and weakness in demand from quick service restaurants in the U.S. Another year of strong cash flow is anticipated in 2014, with a significant portion expected to be returned to McCormick's shareholders through dividends and share repurchases.
Business Segment Results
Consumer Business

(in millions)	Three months ended
	2/28/2014	2/28/2013
Net sales	$615.3	$569.8
Operating income	94.3	87.7
Consumer business sales rose 8% when compared to the year-ago period, and in local currency the increase was 9%. The WAPC acquisition accounted for a significant portion of this growth.

•
Consumer sales in the Americas declined 1%, and in local currency were slightly below the first quarter of 2013. In comparison, consumer sales in this region rose 7% in the first quarter of 2013 from the first quarter of 2012. During the first quarter of 2014, higher pricing added 2% of sales growth, following a U.S. price increase effective in late 2013. This pricing impact was offset by a decline in volume and product mix. Actions are underway to address competitive pressure in this region that include accelerated innovation, increased brand marketing support and more effective category leadership with retail customers. Improved sales of core spices and seasonings and recipe mixes indicate these actions are beginning to have a positive impact on performance.

•
Consumer sales in EMEA grew 6%, and in local currency the increase was 4%. The company achieved this growth with higher volume and product mix that included the introduction of new products across the region and a 38% increase in brand marketing support. The sales increase was particularly strong this period in France and several smaller markets.

•
First quarter consumer sales in the Asia/Pacific region rose 66%. In local currency, sales grew 73% with WAPC contributing 64% to the increase. Sales of the company's base business in China grew at a double-digit rate with new products and expanded distribution.

Operating income was $94 million for the consumer business, reflecting an 8% increase from the year-ago period. The favorable impact of higher sales and CCI cost savings, more than offset an increase in brand marketing support.
Industrial Business

(in millions)	Three months ended
	2/28/2014	2/28/2013
Net sales	$378.1	$364.6
Operating income	30.3	24.3
    Industrial business sales rose 4% when compared to the first quarter of 2013, and in local currency the increase was 6%. Higher volume and product mix led this growth and included both product innovation and distribution gains.

•
Industrial sales in the Americas grew 2%, and in local currency the increase was 3%, due primarily to higher volume and product mix. Strong sales to food manufacturers in this region more than offset continued weak demand from quick service restaurants.

•
In EMEA, the company grew industrial sales 8% and in local currency the increase was 12%. Sales growth in this region remained robust, with higher sales to quick service restaurant customers driven by new products and distribution gains. In addition, the company passed-through to its customers higher pricing in response to increased material costs.

•
Industrial sales in the Asia/Pacific region rose 5% this quarter and in local currency the increase was 10%. Higher volume and product mix was mainly the result of improved sales to quick service restaurants in China. This followed a decline in sales in the year-ago first quarter and throughout most of 2013 that related to consumer concerns with poultry consumption.

In the first quarter, industrial business operating income rose 24% from the year-ago period, and operating income margin reached 8.0%. The growth in operating income was due to higher sales, a favorable business mix and CCI cost savings. The increase in industrial business operating income this period reversed a 22% year-over-year decline in operating income when comparing the first quarter of 2013 to the first quarter of 2012.
Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.

These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

About McCormick
    McCormick & Company, Incorporated is a global leader in flavor with $4 billion in annual sales. McCormick manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses - in more than 125 countries and territories. Since Willoughby M. McCormick founded the company selling root beer extract in 1889, McCormick has demonstrated a strong commitment to the communities in which it operates and the planet as a whole. Innovation in flavor and a clear focus on employee engagement and product quality has allowed McCormick to grow its business globally and become the flavor leader it is today. For more information, visit www.mccormickcorporation.com.
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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com
(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)
(In millions except per-share data)
	Three months ended
	February 28, 2014	February 28, 2013
Net sales	$993.4	$934.4
Cost of goods sold	601.9	572.7
Gross profit	391.5	361.7
Gross profit margin	39.4%	38.7%
Selling, general and administrative expense	266.9	249.7
Operating income	124.6	112.0
Interest expense	12.4	13.9
Other income, net	0.2	0.6
Income from consolidated operations before income taxes	112.4	98.7
Income taxes	35.0	28.1
Net income from consolidated operations	77.4	70.6
Income from unconsolidated operations	5.1	5.4
Net income	$82.5	$76.0

Earnings per share - basic	$0.63	$0.57

Earnings per share - diluted	$0.62	$0.57

Average shares outstanding - basic	131.1	132.5
Average shares outstanding - diluted	132.2	134.0

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)
(In millions)
	February 28, 2014	February 28, 2013
Assets
Cash and cash equivalents	$89.4	$68.6
Trade accounts receivable, net	428.0	403.9
Inventories	682.9	606.5
Prepaid expenses and other current assets	139.8	132.5
Total current assets	1,340.1	1,211.5
Property, plant and equipment, net	571.0	532.5
Goodwill	1,809.1	1,693.0
Intangible assets, net	332.8	321.3
Investments and other assets	376.7	327.8
Total assets	$4,429.7	$4,086.1

Liabilities
Short-term borrowings and current portion of long-term debt	$282.0	$453.8
Trade accounts payable	348.0	340.2
Other accrued liabilities	382.1	321.5
Total current liabilities	1,012.1	1,115.5
Long-term debt	1,016.6	776.0
Other long-term liabilities	413.6	469.8
Total liabilities	2,442.3	2,361.3
Shareholders’ equity
Common stock	971.7	921.9
Retained earnings	993.2	948.3
Accumulated other comprehensive income (loss)	6.6	(163.0)
Non-controlling interests	15.9	17.6
Total shareholders’ equity	1,987.4	1,724.8
Total liabilities and shareholders’ equity	$4,429.7	$4,086.1

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)
(In millions)
	Three Months Ended
	February 28, 2014	February 28, 2013
Operating activities
Net income	$82.5	$76.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26.8	26.2
Stock based compensation	2.6	2.8
Income from unconsolidated operations	(5.1)	(5.4)
Changes in operating assets and liabilities	(34.1)	(69.8)
Dividends from unconsolidated affiliates	4.0	1.8
Net cash provided by operating activities	76.7	31.6

Investing activities
Acquisition of business	—	(0.8)
Capital expenditures	(18.5)	(12.4)
Proceeds from sale of property, plant and equipment	0.5	1.9
Net cash used in investing activities	(18.0)	(11.3)

Financing activities
Short-term borrowings, net	68.4	60.8
Long-term debt repayments	(0.4)	(0.4)
Proceeds from exercised stock options	8.9	10.5
Common stock acquired by purchase	(56.9)	(60.2)
Dividends paid	(48.6)	(45.1)
Net cash used in financing activities	(28.6)	(34.4)

Effect of exchange rate changes on cash and cash equivalents	(3.7)	3.7
Increase (decrease) in cash and cash equivalents	26.4	(10.4)
Cash and cash equivalents at beginning of period	63.0	79.0

Cash and cash equivalents at end of period	$89.4	$68.6